Exhibit 99.1

Gladstone Commercial Corporation Announces Financial Results for the Quarter Ended March 31, 2005: Net Income of $0.07 per Weighted Average Common Share and Funds from Operations of $0.14 per Diluted Weighted Average Common Share

           MCLEAN, Va., May 4 /PRNewswire-FirstCall/ -- Gladstone Commercial Corp. (Nasdaq: GOOD) (the “Company”) today reported financial results for the quarter ended March 31, 2005.  Net income for the quarter ended March 31, 2005 was $535,184, or $0.07 per basic and diluted weighted average common share, compared to a net loss for the quarter ended March 31, 2004 of $193,305, or $0.03 per basic and diluted weighted average common share.  Funds from Operations (“FFO”) for the quarter ended March 31, 2005 was $1,072,939 or $0.14 per diluted weighted average common share, compared to a loss from operations for the quarter ended March 31, 2004 of $113,975 or $0.01 per diluted weighted average common share.

           In the first quarter of 2005, the Company added two additional properties to its portfolio, for an aggregate purchase price of approximately $12.4 million.  At March 31, 2005, the Company had approximately $88.3 million invested from its initial public offering in fourteen real properties and one mortgage loan. The Company also entered into a line of credit with a syndicate of banks with up to $50 million of financing, and borrowed $3.1 million pursuant to a long-term note payable, which was collateralized by a security interest in its Canton, North Carolina property.

           Subsequent to March 31, 2005, the Company acquired a property for $7.1 million, and extended a mortgage loan for $10.0 million.

           The Company had a number of non-recurring expenses that were recorded in the first quarter of 2005.  The Company had higher than usual professional fees in the first quarter which was primarily a result of the increased accounting fees related to the audit of our internal controls performed in order to comply with The Sarbanes-Oxley Act of 2002.  The Company also paid higher franchise fees in several states, which the Company expects to reduce next year by restructuring the entities in these specific states.

           “During the first quarter the Company showed positive growth and results, and the Company expects to continue to grow during 2005. The Company has a backlog of new purchases that will permit the Company to increase future dividends. The Company expects to use its existing line of credit to buy additional properties and expects to pay down the line of credit by placing long-term mortgages on some of the properties. The line of credit and long- term mortgages should allow the portfolio to grow by an additional $100 million,” said a spokesperson for the Company.

           The National Association of Real Estate Investment Trusts (NAREIT) developed FFO, as a relative non-GAAP (Generally Accepted Accounting Principles) supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income (loss)), and should not be considered an alternative to either net income (loss) as an indication of our performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

           A reconciliation of net income, which we believe is the most directly comparable GAAP measure, to FFO is set forth below:

	For the three months ended March 31, 2005	For the three months ended March 31, 2004

Net income (loss)	$535,184	$(193,305)
Real estate depreciation and amortization	537,755	79,330
Funds from operations	1,072,939	(113,975)
Weighted average shares outstanding - diluted	7,733,335	7,642,000
Diluted net income (loss) per weighted average common share	$0.07	$(0.03)
Diluted funds from operations per weighted average common share	$0.14	$(0.01)

           To learn more about our FFO please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission (“SEC”) today and on our web site at http://www.GladstoneCommercial.com.

           The financial statements attached below are without footnotes so readers should obtain and carefully review our Form 10-Q for the quarter ended March 31, 2005, including the footnotes to the financial statements contained therein.  We have filed the Form 10-Q today with the SEC and the Form 10-Q can be retrieved at the SEC website at http://www.SEC.gov or the website for Gladstone Commercial at http://www.GladstoneCommercial.com.

           Gladstone Commercial will have a conference call at 9:30 am EDT, May 5, 2005.  To enter the call please dial 866-818-1223 and use the confirmation code 694253.  An operator will monitor the call and set a queue for questions. To hear the replay of the call please dial 888-266-2081 and use the confirmation code 694253.  The replay will be available until June 5, 2005.

           For further information contact our Chief Financial Officer, Harry Brill, at 703-287-5850.

           This press release may include statements that may constitute “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction.  Words such as “believes,” “intend,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Annual Report on Form 10-K for the year ended, December 31, 2004, as filed with the Securities and Exchange Commission on March 8, 2005. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

Gladstone Commercial Corporation
Consolidated Balance Sheets
(Unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Real estate, net	$71,226,016	$60,466,330
Mortgage note receivable	11,081,931	11,107,717
Cash and cash equivalents	18,059,875	29,153,987
Funds held in escrow	744,129	1,060,977
Interest receivable - mortgage note	71,109	64,795
Interest receivable - employees	4,685	4,792
Deferred rent receivable	697,210	210,846
Deferred financing costs	663,134	—
Prepaid expenses	203,026	170,685
Other assets	216,649	114,819
Lease intangibles, net of accumulated amortization of $308,159 and $194,047, respectively	4,023,315	3,230,146
TOTAL ASSETS	106,991,079	105,585,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Due to Adviser	142,598	129,231
Accounts payable and accrued expenses	417,464	168,389
Dividends payable	—	920,040
Mortgage note payable	3,150,000	—
Rent received in advance, security deposits and funds held in escrow	1,432,991	1,674,741
Total Liabilities	5,143,053	2,892,401
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 20,000,000 shares authorized and 7,667,000 shares issued and outstanding	7,667	7,667
Additional paid in capital	105,427,549	105,427,549
Notes receivable - employees	(374,792)	(375,000)
Distributions in excess of accumulated earnings	(3,212,398)	(2,367,523)
Total Stockholders’ Equity	101,848,026	102,692,693
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,991,079	$105,585,094

Gladstone Commercial Corporation
Consolidated Statements of Operations
(Unaudited)

	For the three months ended March 31, 2005	For the three months ended March 31, 2004

OPERATING REVENUES
Rental income	$1,847,007	$197,773
Interest income from mortgage note receivable	295,583	133,419
Tenant recovery revenue	2,043	—
Total operating revenues	2,144,633	331,192
OPERATING EXPENSES
Depreciation and amortization	537,755	79,330
Management advisory fee	471,861	229,416
Professional fees	331,244	208,457
Taxes and licenses	128,273	10,320
Insurance	70,383	64,487
Interest	36,219	—
General and administrative	132,828	104,949
Total operating expenses	1,708,563	696,959
Income (loss) from operations	436,070	(365,767)
Interest income from temporary investments	94,521	172,462
Interest income - employee loans	4,685	—
Loss on foreign currency translation	(92)	—
Other income	99,114	172,462
NET INCOME (LOSS)	$535,184	$(193,305)
Earnings (loss) per weighted average common share
Basic	$0.07	$(0.03)
Diluted	$0.07	$(0.03)
Weighted average shares outstanding
Basic	7,667,000	7,642,000
Diluted	7,733,335	7,642,000

Gladstone Commercial Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	For the three months ended March 31, 2005	For the three months ended March 31, 2004

Cash flows from operating activities:
Net income (loss)	$535,184	$(193,305)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	537,755	79,330
Changes in assets and liabilities:
Amortization of deferred financing costs	16,246	—
Amortization of deferred rent asset	6,136	—
Increase in mortgage interest receivable	(6,314)	(68,261)
Decrease in employee interest receivable	107	—
(Increase) decrease in prepaid expenses	(32,341)	40,620
Decrease (increase) in other assets	48,170	(18,266)
Increase in deferred rent receivable	(97,499)	(13,764)
Increase in accounts payable and accrued expenses	249,075	102,266
Increase in due to Adviser	13,367	356,115
Increase in rent received in advance and security deposits	75,098	210,767
Net cash provided by operating activities	1,344,984	495,502
Cash flows from investing activities:
Acquisition of real estate	(12,485,610)	(3,650,000)
Issuance of mortgage note receivable	—	(11,170,000)
Deposit on future acquisition	(200,000)	—
Principal repayments on mortgage note receivable	25,786	—
Net cash used in investing activities	(12,659,824)	(14,820,000)
Cash flows from financing activities:
Offering costs	—	(7,730)
Proceeds from borrowings under mortgage note payable	3,150,000	—
Principal repayments on employee loans	208	—
Payments for deferred financing costs	(629,380)	—
Dividends paid	(2,300,100)	(76,420)
Net cash provided by (used in) financing activities	220,728	(84,150)
Net decrease in cash and cash equivalents	(11,094,112)	(14,408,648)
Cash and cash equivalents, beginning of period	29,153,987	99,075,765
Cash and cash equivalents, end of period	$18,059,875	$84,667,117

SOURCE  Gladstone Commercial Corporation
          -0-                                        05/04/2005
          /CONTACT:  Harry Brill, Chief Financial Officer of Gladstone Commercial Corporation, +1-703-287-5850/
          /Web site:  http://www.gladstonecommercial.com/
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